Exhibit 5.1

Renaissance One Two North Central Avenue Phoenix, Arizona 85004-2391 602.229.5200 Fax 602.229.5690 www.quarles.com
April 13, 2006
OrthoLogic Corp.
1275 West Washington Street
Tempe, Arizona 85281
Ladies and Gentlemen:
     We are providing this opinion in connection with the Registration Statement of OrthoLogic Corp. (the “Company”) on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     The Registration Statement relates to the offer and resale by PharmaBio Development Inc. (“PharmaBio”) in accordance with the Common Stock and Warrant Purchase Agreement dated February 24, 2006 between PharmaBio and the Company (the “Purchase Agreement”) of up to an aggregate of 2,905,985 shares of the Company’s common stock, par value $.0005 per share (together with the preferred stock purchase rights attached thereto) (the “Common Stock”), covered by the Registration Statement which may be issued from time to time on a delayed basis pursuant to Rule 415 under the Act. Such shares consist of: (i) 2,359,279 shares of Common Stock, 359,279 of which have been issued to PharmaBio pursuant to the Purchase Agreement (the “Issued Shares”); and (ii) 546,706 shares of Common Stock underlying warrants (the “Warrant Shares”), 286,706 of which are available, subject to vesting provisions, upon exercise of warrants that have been issued pursuant to the Purchase Agreement. The Warrant Shares and the shares of Common Stock that are not Issued Shares are collectively referred to herein as the “Offered Shares.”
     We have examined (i) the Registration Statement; (ii) the Registration Rights Agreement between PharmaBio and the Company, dated February 24, 2006 (iii) the Company’s Restated Certificate of Incorporation and By-Laws, as amended to date; (iv) corporate proceedings of the Company relating to the Registration Statement and the transactions contemplated thereby; and (v) such other documents and such matters of law as we have deemed necessary in order to render this opinion.

OrthoLogic Corp.
April 13, 2006

     In rendering the opinion set forth below, we have assumed that: (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (vi) the Registration Statement, and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (vii) the Common Stock covered by the Registration Statement will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and in accordance with the Purchase Agreement; (viii) the Purchase Agreement is enforceable in accordance with its terms; (ix) the certificates representing the Issued Shares have been duly executed and delivered; (x) the certificates representing the Offered Shares to be issued from time to time in accordance with the Purchase Agreement will be duly executed and delivered and (xi) the Company’s Restated Certificate of Incorporation and By-Laws as amended to date and resolutions of the Company’s Board of Directors specifically authorizing the issuance and sale of the Common Stock in accordance with the Purchase Agreement remain in effect and unmodified, except as may be required as set forth in this opinion.
     On the basis and subject to the foregoing, we advise you that, in our opinion:
(1)	The Company is a corporation validly existing under the laws of the State of Delaware.

(2)	The Issued Shares issued to PharmaBio pursuant to the Purchase Agreement are validly issued, fully paid, and non-assessable.

(3)	The Offered Shares when (i) the terms of the offer, issue and sale have been duly established in conformity with the Purchase Agreement and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (ii) such shares have been duly executed and authenticated in accordance with the Purchase Agreement and offered, issued and sold as contemplated in the Registration Statement and the Purchase Agreement, and (iii) the Company has received consideration constituting lawful consideration under Delaware law in accordance with the Purchase Agreement, will be duly authorized, validly issued, fully paid, and non-assessable.

OrthoLogic Corp.
April 13, 2006

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part thereof. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Quarles & Brady Streich Lang
QUARLES & BRADY STREICH LANG LLP